EXHIBIT 10.1

COOPERATION AGREEMENT
Agreement dated as of March 26, 2020 (this “Agreement”), between Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), Vintage Capital Management, LLC, a Delaware limited liability company (“Vintage Capital”), and Kahn Capital Management, LLC, a Delaware limited liability company(“Kahn Capital” and, together with Vintage Capital, collectively, the “Investors”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 11 below.
RECITALS
1.          As of the date hereof, the Investors beneficially own 1,500,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Current Holdings”).
2.          The Board of Directors of the Company (the “Board”) and the Nominating and Governance Committee thereof have considered the qualifications of Anthony S. Ackil (the “New Director”) and determined that Mr. Ackil satisfies the Board’s criteria for the selection of directors and otherwise should be elected to the Board.
3.          The Company and the Investors have agreed that it is in their mutual interest to enter into this Agreement.
NOW, THEREFORE, the Parties agree as follows:
1.	New Director.
(a)          Effective as of 5:00 p.m. Mountain Time on the date of this Agreement, (i) the number of members of the Board shall be increased by one (1) director, resulting in one vacancy on the Board and (ii) the New Director shall be appointed to fill such vacancy on the Board.
(b)	The Company further agrees to:
(i)          take all actions necessary to nominate the New Director (or any replacement New Director nominated in accordance with paragraph 3) for election as a director of the Company at the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”) and the 2021 annual meeting of the Company’s stockholders (the “2021 Annual Meeting” and, together with the 2020 Annual Meeting, the “Annual Meetings”);

(ii)          take all actions necessary and appropriate to recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with each of the  Annual Meetings, that the stockholders of the Company vote to elect the New Director (or any replacement New Director nominated or elected in accordance with paragraph 3) as a director of the Company at each of the Annual Meetings;

(iii)          use efforts consistent with the efforts used by the Company to obtain proxies for the other candidates nominated by the Board to vote in favor of the election of the New Director (or any replacement New Director nominated or elected in accordance with paragraph 3) at each of the Annual Meetings;

(iv)          irrevocably determine, effective on the date of this Agreement, that none of the Investors or any Affiliate thereof is an “Acquiring Person” (or similar phrase) under the Company’s Rights Agreement, dated as of June 4, 2019 or any other rights agreement, rights plan, “poison pill” or similar agreement or instrument (as applicable, the “Rights Agreement”) for so long as the Investors, together with all of their respective Affiliates, collectively beneficially own less than or equal to 20% of the outstanding Common Stock (or any higher percentage resulting from a Company buyback of Common Stock or similar Company initiated transaction), it being understood and agreed that notwithstanding anything contained in any Rights Agreement to the contrary, the Investors and their Affiliates shall be permitted to beneficially own up to (but not more than) 20% of the outstanding Common Stock (or any higher percentage resulting from a Company buyback of Common Stock or similar Company initiated transaction); provided, that, the obligations set forth in this clause (iv) shall not apply to any Rights Agreement adopted by the Company after the earlier of (x) the date on which the Investors provide the Sell-Down Notice and (y) the termination of this Agreement in accordance with its terms; provided, further, that the parties acknowledge and agree that nothing in this Agreement shall prevent the Company from adopting or maintaining any Rights Agreement that would limit the ability of the Investors or the their Affiliates to acquire shares of Common Stock in excess of 20% of the outstanding shares of the Common Stock after the Partial Standstill Fallaway Date; and

(v)          approve, effective on the date of this Agreement, the acquisition of up to (but not more than) 20% of the outstanding Common Stock by the Investors and their Affiliates for all purposes, including Section 203 of the Delaware General Corporation Law, it being understood and agreed that the Company shall not take any action that would be reasonably likely to limit the ability of the Investors and their Affiliates to purchase or otherwise acquire additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock so long as the total number of shares of Common Stock beneficially owned by the Investors and their Affiliates does not exceed 20% of the outstanding shares of Common Stock at any relevant time of determination; provided, that, the approvals contemplated by this clause (v) (including under Section 203 of the Delaware General Corporation Law) shall not apply to any shares of Common Stock acquired by the Investors or their Affiliates after the earlier of (x) the date on which the Investors provide the Sell-Down Notice and (y) the termination of this Agreement in accordance with its terms.

(c)          Each Investor, on behalf of itself and its Affiliates, hereby irrevocably withdraws the nomination of Anthony S. Ackil, Kenneth Todd Evans, Stephen J.

Lombardo, III and Craig S. Miller notified by or on behalf of it to the Company in connection with the 2020 Annual Meeting and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to nominate any new nominee for election at the 2020 Annual Meeting in substitution for Messrs. Ackil, Evans, Lombardo or Miller. Each Investor, on behalf of itself and its Affiliates, shall, and shall cause its representatives to, immediately cease all solicitation efforts in connection with the 2020 Annual Meeting. Each Investor agrees, on behalf of itself and its Affiliates, not to, and to cause its representatives not to, file with the SEC, or mail or otherwise deliver to the Company’s stockholders, any preliminary or definitive proxy statement or proxy card in respect of the 2020 Annual Meeting.

2.          New Director Agreements, Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to the New Director (including replacement candidates contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with the New Director (including replacement candidates contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof).
3.          Replacement New Director. If the New Director resigns, refuses, or is unable to serve as a director at any time on or prior to the Partial Standstill Fallaway Date, the Investors may recommend a substitute individual in accordance with this paragraph 3 who is Independent and satisfies the Board’s criteria for the selection of directors set forth in the Company’s Corporate Governance Guidelines (the “Replacement Director”) to the Nomination and Governance Committee and the Board for their approval, such approval not to be unreasonably withheld, provided that if such approval is not provided, then the Investors shall continue to have the right until the Partial Standstill Fallaway Date to make such recommendations until a candidate recommended thereby is so approved. Such replacement for the New Director shall be appointed to the Board to serve the unexpired term of the departed New Director, and shall be considered the New Director for all purposes of this Agreement.
4.          Voting of Investors’ Shares.
(a)          At the 2020 Annual Meeting and the 2021 Annual Meeting (but for the 2021 Annual Meeting solely with respect to clause (i) below), the Investors will cause to be present for quorum purposes and vote or cause to be voted all Common Stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for any meeting of stockholders of the Company (or any solicitation of written consents of the Company’s stockholders) in favor of (i) the election of each of the Board’s nominees and (ii) at the 2020 Annual Meeting otherwise in accordance with the Board’s recommendation on any proposal that does not call for voting on the approval or adoption of an Extraordinary Transaction or agreement or plan relating thereto.
(b)          Following the 2021 Annual Meeting (and at the 2021 Annual Meeting (solely with respect to any proposal not relating to the election of the Board’s nominees)) and ending at the conclusion of the Restricted Period, the Investors will cause to be present for quorum purposes and vote or cause to be voted the Relevant Shares (if any) which are then beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for any meeting of stockholders of the Company (or any solicitation of written consents of the Company’s stockholders) in the same manner and in the same proportion as shares of Common Stock that are held by stockholders other than the Investors or their Affiliates on any proposal that does not involve voting on the approval or adoption of an Extraordinary Transaction or agreement or plan relating thereto, it being understood and agreed that the Investors and their Affiliates shall be free to vote in their sole discretion (and without regard for the terms set forth in this Section 4(b)) any and all shares of Common Stock beneficially owned thereby in respect of any vote on any Extraordinary Transaction or agreement or plan relating thereto.  For purposes of this Section 4(b), “Relevant Shares” shall mean the difference between (A) the total number of shares of Common Stock beneficially owned by the Investors or their controlling or controlled Affiliates on the record date for any meeting of stockholders of the Company (or any solicitation of written consents of the Company’s stockholders) and (B) a number of shares of Common Stock equal to the Current Holdings of approximately 11.6% of the shares of the Common Stock outstanding as of the date of this Agreement (11.6%, referred to herein as the “Relevant Percentage”) multiplied by the number of shares of Voting Securities that are outstanding as of the applicable record date and entitled to vote in respect of the relevant matter, which, it is understood and agreed, shall not include any equity awards of the Company that do not have the right to vote on the matter in question as of the applicable record date; provided that if the difference between (A) and (B) is a negative number, the Relevant Shares shall be deemed to be zero. Notwithstanding anything to the contrary contained in this Agreement, in the event the Investors would be obligated by this paragraph 4(b) to vote the Relevant Shares in proportion to the other Company shareholders, the Investors may, but shall not be obligated to, cause such Relevant Shares to be voted in accordance with the recommendation of the Board.
5.          Company Policies. The parties hereto acknowledge that the New Director, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as are applicable to all other Independent directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all Independent directors of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2019 or have otherwise been provided to the Investors, and such Company Policies will not be amended prior to the election of the New Director other than as may be required to implement this Agreement or as required by law, regulation or the rules of any applicable national securities exchange and (ii) prior to the expiration of the Term, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

6.          Standstill. From the date of this Agreement until the Partial Standstill Fallaway Date (such period, the “Restricted Period”), except to the extent expressly permitted by this paragraph 6 and subject to the last sub-paragraph of this paragraph 6, the Investors will not, and will cause their respective controlled and controlling Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Company or the Board:
(a)          engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents in respect of the Company;
(b)          knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to (i) pursuing any change in, or attempting to influence, the Company’s operations, business, corporate strategy or policies, provided that the foregoing shall not in any way limit interactions by the Restricted Persons with, or recommendations by the Restricted Persons to, the Board, any committee thereof or management of the Company so long as such interactions and recommendations do not require the Company or any of the Restricted Persons or their Affiliates to make a public disclosure with respect thereto or (ii) the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum with respect to the Company, whether binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter), provided that nothing shall limit the giving by the Investors or their Affiliates of a proxy or consent in respect of any matter so long as the voting of the shares of Common Stock owned thereby are voted in accordance with the terms of this Agreement where applicable;
(c)          form or join any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;
(d)          acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities, or rights or options to acquire any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case with respect to Voting Securities, but only if such acquisition or transaction would result in the Investors, together with all of their respective controlling or controlled Affiliates, having, in the aggregate, beneficial ownership of more than 20% of the shares of outstanding Common Stock or economic long exposure to more than 20% of the shares of the  outstanding Common Stock;

(e)          sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by the Investors or their Affiliates to any Third Party;
(f)          make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering or voting shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as is available to other stockholders of the Company, or from otherwise participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to be required under applicable law to be publicly disclosed regarding any of the types of matters set forth above in this paragraph;
(g)          enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and, subject to compliance with paragraph 4, other than granting proxies or written consents in any solicitation undertaken by any Person or entity;
(h)          (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in paragraph 3 hereof, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders of the Company;  provided that the preceding clauses (i) and (ii) shall not in any way limit (A) the voting rights of the Investors and their Affiliates in respect of the shares of Common Stock held thereby or (B) interactions by the Restricted Persons with, or recommendations by the Restricted Persons to, the Board, any committee thereof or management of the Company so long as such interactions and recommendations do not require the Company or the Restricted Persons to make a public disclosure with respect thereto;
(i)          make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(j)          make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;
(k)          except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of

Incorporation or Bylaws, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(l)          make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that disparages, defames, slanders, impugns, casts in a negative light or could damage the reputation of, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees (including, without limitation, any statements or announcements regarding the Company’s strategy, operations, performance, products or services); provided, that, the foregoing clause (m) shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder;
(m)          institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 6; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or any of its current or former directors or officers against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;
(n)          enter into any negotiations, agreements or understandings with any Third Party to take, or encourage, advise or assist any Third Party with respect to the taking of, any action that the Investors are prohibited from taking pursuant to this paragraph 6; or
(o)          make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;
provided, that, following the occurrence of, and solely in connection with, a Pending Third Party Extraordinary Event, this paragraph 6 shall not prevent any Restricted Person from (x) engaging in the solicitation of proxies or consents, or otherwise communicating with stockholders of the Company or other market participants, in opposition to any Pending Third Party Extraordinary Event, including to allow any Restricted Person to oppose such Pending Third Party Extraordinary Event or (y) proposing an Extraordinary Transaction in lieu of the Pending Third Party Extraordinary Transaction, and solely in connection therewith, clauses (a), (b), (c), (d) (but solely in connection with an offer by any Restricted Person to enter into an Extraordinary Transaction), (f), (g), (i), (j), (k), (l), (m), (n) (but only with respect to the foregoing and not in respect of any other future event) and (o) (but only with respect to the foregoing) shall be waived and inapplicable to the Restricted Persons.  For purposes of this Agreement, a “Pending Third Party Extraordinary Event” means: (i) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction (A) that is conditioned on the vote of the Company’s stockholders and that, if consummated, would result in any Person or group of more than 50% of the outstanding Common Stock or (B) that otherwise requires a vote of the Company’s stockholders or (ii) the commencement of any tender or exchange offer (by a Person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or group of more than 50% of the outstanding Common Stock, where the Company does not within ten (10) business days file a Schedule 14D-9 (or amendment thereto) recommending that the Company’s stockholders reject such tender or exchange offer or subsequently withdraws such recommendation.
Notwithstanding anything in this Agreement to the contrary, following the Partial Standstill Fallaway Date ) until the termination of this Agreement, the Restricted Persons may not (x) nominate, or propose to nominate, such number of individuals for election to the Board that, if elected, would constitute fifty (50%) percent or greater of the then-current size of the Board or (y) take any action contemplated by clauses (e), (f), (n) or (o) (but with respect to clauses (n) or (o) only to the extent relating to clause (e) or clause (f) or clause (x)) of this paragraph 6 that the Restricted Parties would be prohibited from taking during the Restricted Period (including after giving effect to the immediately preceding sub-paragraph).
7.          Termination.
(a)          This Agreement shall remain in full force and effect until the earlier of (i) fifth (5th) anniversary of the date hereof and (ii) the date that is fifteen (15) days following the date on which the Investors deliver written notice (the “Sell-Down Notice”) to the Company that the Investors, together with all of their respective Affiliates, collectively beneficially own less than the Relevant Percentage of the Company’s outstanding common stock; provided in the case of this clause (ii) that at no time during such fifteen (15) day period do the Investors together with their Affiliates collectively beneficially own equal to or in excess of the Relevant Percentage of the Company’s outstanding common stock.

(b)          Following termination of this Agreement, the provisions of paragraphs 15 through 25 will survive such termination, and no termination of this Agreement will relieve a person from any liability for any prior breach.

8.          Private Communications. Upon reasonable notice by the Investors to the Company, the Company shall, if requested by the Investors, cause its Chief Executive Officer and the Chairman of its Board to meet from time to time at reasonable intervals with a representative of the Investors during normal business hours at mutually agreeable times in such a manner as not to unreasonably interfere with the normal operation of the business of the Company.

9.          Certain Transfers.  Other than in market transactions where the identity of the ultimate purchaser or purchasers is not known by any of the Investors or their Affiliates, no Investor or Affiliate shall, prior to the date that is fifteen (15) days following the date on which the Investors deliver written notice to the Company to such effect, sell, transfer, offer or agree to sell or otherwise transfer, directly or indirectly, any securities of the Company, or any attributes (including any economic exposure or beneficial ownership) of securities of the Company, including shares of Common Stock, to any Person that would, to the knowledge of any Investor or any Affiliate thereof, result in such Person, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest (or the voting or economic attributes thereof) in excess of 10% in the aggregate of the shares of Common Stock outstanding at such time.
10.          Press Release; SEC Filings. No later than 9:00 a.m. Eastern Time on March 27, 2020, the Company shall issue a press release in a form to be mutually agreed by the parties (the “Press Release”) and no party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement (but in no case prior to the filing or other public release by the Company of the Press Release), the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. The Investors shall promptly, but in no case prior to the date of the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Investors with the SEC on April 29, 2019 (the “Schedule 13D”) reporting the entry into this Agreement, the withdrawal of its notice of nomination and amending applicable items to conform to its obligations hereunder. The amendment to the Schedule 13D and the Form 8-K shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Investors.
11.          Non-Disparagement. During the Restricted Period, the Company shall refrain from making, and shall cause its Affiliates and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that disparages, defames, slanders, impugns, casts in a negative light or could damage the reputation of, the Investors and their Affiliates and the Investors’ and their Affiliates’ advisors, their respective employees or any Person who has served as an employee of the Investors or this Affiliates and the Investors’ and their Affiliates’ advisors. The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder.
12.          Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate of an Investor and (iii) shall not have, and shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such Person’s service on the Board other than a nomination agreement entered into prior to the date hereof that has been provided to the Company prior to the date hereof, and (y) shall be an Independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the Nasdaq Stock Market; (e) “Partial Standstill Fallaway Date” means the date that is thirty (30) days prior to the first date on which stockholders may nominate individuals for election to the Board at the 2022 annual meeting of the Company’s stockholders; (f)  “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
13.          Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates has, or will during the Restricted Period have,  any agreement, arrangement or understanding, written or oral, with the New Director or other member of the Board pursuant to which such individual has been or will be compensated for his or her service on the Board; and (c) as of the date of this Agreement, (i) the Investors, together with all of their respective Affiliates, collectively beneficially own 1,500,000 shares of the outstanding Common Stock and have economic exposure to 1,500,000 shares of the outstanding Common Stock and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.
14.          Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

15.          Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
16.          Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
17.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 19 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
19.          Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.
20.          Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
If to the Company:
Red Robin Gourmet Burgers, Inc.
6312 S Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado 80111
Attention: General Counsel
with copies (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Scott A. Barshay | Kyle T. Seifried
Fax No.:	(212) 492-0040 | (212) 492-0220
Email:	sbarshay@paulweiss.com | kseifried@paulweiss.com

If to the Investors:
Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819
Attention:	Brian R. Kahn
Fax No.:	(208) 728-8007
Email:	bkahn@vincap.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attention:	Russell L. Leaf | Jared N. Fertman
Fax No.:	(212) 728-9593 | (212) 728-9670
Email:	rleaf@willkie.com | jfertman@willkie.com
At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.
21.          Securities Laws. Each Investor acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.  The Company confirms that it has not provided any material non-public information to the Investors prior to the date hereof.

22.          Fees and Expenses.   Promptly following the execution of this Agreement and subject to receipt of reasonable supporting documentation in respect thereof, the Company shall reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred through the date of this Agreement in connection with the Investors’ involvement with the Company, including, but not limited to, the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $200,000 in the aggregate. Except as set forth in the preceding sentence, all attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.
23.          Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
24.          Several Liability.  Notwithstanding anything contained herein to the contrary, the obligations of the Investors hereunder are several and not joint or collective.
25.          Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.
Very truly yours,

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Paul J.B. Murphy III
Name:	Paul J.B. Murphy III
Title:	President and Chief Executive Officer

[Signature Page to Cooperation Agreement]

Accepted and agreed to as of the date first written above:
VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

KAHN CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

[Signature Page to Cooperation Agreement]